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                                                                     EXHIBIT 99


FOR IMMEDIATE RELEASE                Contact: Donald J. Radkoski (614) 492-4901
Sept. 7, 2004                                     or Mary Cusick (614) 492-4920

                BOB EVANS FARMS ANNOUNCES AUGUST SAME-STORE SALES

     COLUMBUS, Ohio -- Bob Evans Farms, Inc. (Nasdaq: BOBE) today announced that same-store sales in "core" Bob Evans Restaurants (478 stores which were open for the full 12 months in both fiscal years 2003 and 2004) for the fiscal 2005 month of August (the four weeks ended Aug. 27) decreased 4.6 percent from the same period a year ago. Average menu prices for the fiscal month were up approximately 2.4 percent.

              Mimi's Cafe same-store sales in "core" restaurants (60 stores which opened prior to July 1, 2002) for the equivalent fiscal 2005 month of August increased 2.9 percent from the same period a year ago. Average menu prices for the period were up approximately 4.3 percent.

         Chairman of the Board and Chief Executive Officer Stewart K. Owens said, "August sales at Bob Evans Restaurants were clearly below expectations. We believe Bob Evans' soft same-store sales primarily reflect the continued economic pressures and depressed consumer confidence in our core heartland markets, as well as possibly some affect from the Olympics. Although some of our restaurants in Florida and other southeastern markets were affected by Hurricane Charley, the overall impact on our sales was modest."

         Owens added, "Fortunately, Mimi's continues to perform well, and profitability in our food products segment is showing signs of improvement due to a recent decline in our hog costs. As a result, we are currently maintaining our previous earnings guidance for the second fiscal quarter of approximately $0.40 per share."

         Bob Evans Farms, Inc. owns and operates 569 full-service, family restaurants in 21 states. Bob Evans Restaurants are primarily located in the Midwest, mid-Atlantic and Southeast regions of the United States, while Owens Restaurants operate in Texas. In addition, the company operates 82 Mimi's Cafe casual restaurants located in 10 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company's Web site at www.bobevans.com.

         SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 The statements contained in this report which are not historical fact are "forward-looking statements" that involve various important assumptions, risks, uncertainties and other factors which could cause the company's actual results for fiscal 2005 and beyond to differ materially from those expressed in such forward-looking statements. These important factors include, without limitation, changes in hog costs, the possibility of severe weather conditions where the company operates its restaurants, the availability and cost of acceptable new restaurant sites, shortages of restaurant labor, acceptance of the company's restaurant concepts into new geographic areas as well as other risks previously disclosed in the company's securities filings and press releases.